Exhibit 99.1

VIRGIN MEDIA – NINE MONTHS AND THIRD QUARTER 2011 RESULTS

STRONG TIVO GROWTH AND RECORD SUPERFAST BROADBAND CUSTOMERS

London, England, October 27, 2011 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the nine months and quarter ended September 30, 2011.

Sustained progress and strong cash generation

•                              Revenue growth of 3.3% for nine months

•                  Quarterly revenue growth of 2.2% to £1bn

•                              OCF(1) up 5.4% for nine months

•                  OCF up 2.8% to £398m for the quarter

•                  Operating income up 49% for nine months, up 26% to £128m for the quarter

•                              FCF(2) up 31% for nine months

•                  FCF up 13% to £136m for the quarter

•                  Net cash provided by operating activities up 11% for nine months, down 7% to £297m for Q3

Improved mix of higher value customers paying for quality services

•                              Strong TiVo growth in the quarter; 162,900 TiVo customers at quarter-end

•                  127,200 net adds, around one third of which are new to Virgin Media

•                  222,000 TiVo customers as at 26th October

•                              Rate of consumer demand for better connectivity accelerating

•                  Record growth in superfast broadband customers (30Mb or higher); 54% of new subscribers

•                  178,300 increase in superfast broadband customers

•                  Over one million households now on 20Mb or higher; 26% of cable broadband base

•                              Continued growth in cable ARPU, up 3.2% to record £47.86

•                              Net cable customer additions of 6,300 in Q3

•                              Mobile contract customers up 23% to 1.4m

•                  Record 69,800 contract net additions into cable homes

•                  Contract customers in cable homes up 24% year-to-date to 0.9m(3)

•                              Business division signed new mobile backhaul contract with MBNL worth over £100m revenue

Capital Return programme continued and enhanced

•                              £234m spent on stock buyback programme in Q3

•                              £348m cash received in connection with sale of UKTV

•                              Incremental stock buyback programme of up to £250m, in addition to £625m announced in Jul-11

•                  takes cumulative total to £1.25bn share buybacks expected from mid-2010 to end of 2012

Neil Berkett, Chief Executive Officer of Virgin Media, said: “Our results show that we’re successfully serving what is a rapidly emerging market for better quality services. The demand for superior connectivity is accelerating as more people, regardless of their circumstances, recognise the best digital technology is worth paying more for.

“Over a quarter of our entire base now subscribe to speeds of 20Mb or higher and a record number of customers joined us on superfast broadband speeds during the period. In TV, we have quadrupled the number of households using our game-changing TiVo service and customer advocacy for this product is very strong.

“We are increasing the value and mix of our customer base as people add or move to higher tier services and as new joiners increasingly take up higher value products. This, along with subscriber growth, has increased revenue and we have had further substantial increases in free cash flow and OCF. Our strong and sustained financial performance allows us to continue to invest in giving our customers more value and further differentiating our range of market leading products.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information herein. Financial and statistical information is as at and for the three months ended September 30, 2011 unless otherwise stated. Comparisons of financial and operating statistics are to the third quarter of 2010, unless otherwise stated.

Contacts

Investor Relations:
Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0)1256 752347 / vani.bassi@virginmedia.co.uk
Phil Rudman:	+44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 1pm UK time / 8am ET. The presentation can be accessed live via webcast on our website www.virginmedia.com/investors. Analysts and investors can dial in to the presentation by calling +1 212 444 0412 in the United States or +44 (0) 20 7136 2050 outside of the US, passcode 2988469 for all participants. The teleconference replay will be available approximately two hours after the end of the call until midnight on Thursday, November 3, 2011. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 2988469#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS

	3 Months ended		9 Months ended
	Q3 2011	Q3 2010	Q3 2011	Q3 2010
	£m	£m	£m	£m
Revenue
Cable	685.0	662.6	2,033.3	1,959.0
Mobile	141.2	143.5	410.7	411.7
Non-cable	19.8	20.1	59.8	56.5
Consumer segment - Total	846.0	826.2	2,503.8	2,427.2
Business segment	154.0	152.2	464.3	444.8
Total Revenue	1,000.0	978.4	2,968.1	2,872.0

OCF	398.3	387.3	1,166.5	1,106.6

Operating income	128.4	101.7	373.9	250.9

FCF	135.5	119.4	358.1	274.2

Net cash provided by operating activities	297.0	319.6	854.7	772.3

CONSUMER OPERATIONS STATISTICS

	Q3 2011	Q3 2010	Q3 2011	Q3 2010
	000’s	000’s	000’s	000’s

Cable customers	4,790.6	4,783.0	4,790.6	4,783.0
Non-cable customers	261.3	274.0	261.3	274.0

Consumer products
Broadband
Cable	4,072.9	3,969.8	4,072.9	3,969.8
Non-cable	260.7	273.1	260.7	273.1
	4,333.6	4,242.9	4,333.6	4,242.9

Television	3,762.0	3,766.7	3,762.0	3,766.7

Telephone
Cable	4,141.0	4,161.0	4,141.0	4,161.0
Non-cable	169.7	161.2	169.7	161.2
	4,310.7	4,322.2	4,310.7	4,322.2

Mobile - contract	1,421.4	1,154.7	1,421.4	1,154.7

Total Consumer products	13,827.7	13,486.5	13,827.7	13,486.5

	3 Months ended		9 Months ended
	Q3 2011	Q3 2010	Q3 2011	Q3 2010
	000’s	000’s	000’s	000’s
Cable customer net adds / (disconnects)	6.3	14.1	(9.5)	59.5
Non-cable customer net (disconnects) / adds	(5.1)	1.4	(15.4)	6.8
	1.2	15.5	(24.9)	66.3
Net Consumer product adds / (disconnects)
Broadband
Cable	24.3	33.8	61.8	132.0
Non-cable	(5.2)	1.3	(15.2)	7.4
	19.1	35.1	46.6	139.4

Television	(5.7)	14.8	(16.8)	72.8

Telephone
Cable	(14.0)	(14.3)	(20.8)	14.4
Non-cable	0.7	6.8	0.1	21.4
	(13.3)	(7.5)	(20.7)	35.8

Mobile - contract	74.8	57.5	210.6	205.0

Total Net Consumer product adds in period	74.9	99.9	219.7	453.0

Cable ARPU	£47.86	£46.38	£47.14	£45.77

Mobile ARPU	£15.22	£15.01	£14.73	£14.34

OVERVIEW

Delivering strong free cash flow growth

Revenue in the quarter was £1.0bn, up 2.2% compared to Q3-10 and up 3.3% for the first nine months of the financial year compared to the same period last year.

Gross margin(4) for the quarter improved by 2.7% to £598m, while SG&A increased by 2.3% which resulted in 2.8% growth in OCF to £398m. Operating income for the quarter increased 26% to £128m.

Free cash flow of £136m was generated in the quarter, up 13%. Free cash flow for the nine months of £358m was up 31% on the same period last year. Net cash provided by operating activities fell 7% to £297m for the quarter but was up 11% for the nine months as compared to the same period last year.

Improving mix of customers

Revenue generated by our consumer segment cable business in the quarter increased year-on-year by 3.4% to £685m. This was principally the result of the 3.2% increase in ARPU to £47.86.

The cable customer base grew by 6,300 during the quarter. Gross additions increased by 3.2% to 243,700, which was the best quarterly gross additions performance in four years. Churn was up slightly at 1.7%, compared to 1.6% in the third quarter last year. Those customers churning were generally lower value with the ARPU of disconnections estimated to be around £38.30 or around 20% lower than the £47.86 ARPU of the base.

The value and mix of our customer base continues to improve as we focus on consumers with greater lifetime value, improving the proportion of customers on higher tiers of services and growing triple and quad-play penetration. The number of customers with three cable services has increased by 2.0% in the last twelve months, whilst the number with two or fewer has decreased by 3.0% over the same period.

Leading the superfast connectivity revolution

We are seeing the rapid emergence of a growing market for faster broadband with 54% of new subscribers in the quarter taking superfast broadband (speeds of 30Mb or more). This is the highest ever number, as well as proportion, of customers taking superfast speeds and compares to 28% taking 20Mb or higher a year ago.

More than one million customers now subscribe to tiers of 20Mb or above, which represents over a quarter of our cable broadband base. Well over half-a-million subscribe to 30Mb or above. We have 187,000 customers on our 50Mb and 100Mb tiers, which is around twice as many as a year ago. We remain on track for rolling out 100Mb, the country’s fastest widely available broadband service, right across our network by mid 2012 with over eight million homes already able to access this superfast speed.

Recent guidance from the Committees of Advertising Practice (“CAP”) should bring greater clarity to consumers on speed claims in broadband marketing. Whilst the CAP ruling stipulates that 10% or more of customers need to receive an advertised speed, Virgin Media is committed to leading the industry and only advertises speeds that at least 90% of our customers actually receive. By contrast, DSL competitors will have to change the way they advertise their broadband services, and we think this will further differentiate our services and highlight the quality of our broadband to consumers.

The best way to watch TV

In the quarter we started to market and sell our new TiVo service to new customers and since July have been running our first TiVo TV advertising campaign. The strong early demand for this service has exceeded our high expectations and by the end of the quarter we had 162,900 TiVo customers, more than four times the number of customers with which we entered the quarter. We are seeing this demand for TiVo from both new and existing customers, with around one third of all TiVo subscribers being new to Virgin Media. Growth has continued strongly in October, and we had 222,000 TiVo customers as of 26th October.

Widespread consumer research supports trends we see within our customer base whereby people are increasingly using multiple devices simultaneously, such as watching TV while playing with a tablet device. As we move to make TiVo the hub for all our customers’ entertainment needs, we are introducing a companion app later this year which will complement the TiVo television experience. This will replicate the graphical interface and functionality of the service while enabling customers to browse, search and control their TV through a tablet device.

Both our new and legacy TV services stand apart from other TV platforms in the UK with advantages which include access to an unparalleled library of on demand programming. After the quarter end we introduced even more content following an agreement with BSkyB. This will increase what is the largest on demand service available in the UK by over a third, as measured by both users and hours of content. We remain on track to meet our predictions of 1bn views for 2011. Around two-thirds of our TV base regularly used our on-demand TV service during the quarter, averaging 80m views each month, which is an increase of 10% from the same period in 2010.

We currently have around 3.8m TV customers, of which 1.8m or 49% are able to experience HD after a further 165,200 customers took an HD set-top box in the quarter. We recently announced the launch of five new HD channels from UKTV, taking the total number of HD channels available up to 36. In addition, the number of customers who subscribe to our Sky premium channels increased by 7% to 775,100, which represents 21% of all TV customers.

The number of paying TV customers increased by 28,800; however churn in the lowest free “M” tier, with 34,500 net disconnections, meant the total TV customer base fell by 5,700 in the quarter.

We are also about to launch our exclusive partnership with digital music service Spotify, which will make Virgin Media the only entertainment provider able to integrate the Spotify streaming music service into all of its consumer offerings. As well as online and on mobile, we are working to build an exclusive TV app which will make a catalogue of over 13 million music tracks available to listen to through home cinema systems.

Exploiting mobile growth opportunity

One of our key strategic aims is to cross-sell more contract mobile services into our cable customer base as this favourably impacts churn and lifetime value, as well as positioning us to exploit further product convergence. We added 74,800 net contract customers in the quarter, taking the total to 1.4m, up 23% from a year ago. Over 90% of these net additions were to cable homes, compared to around 53% in the same quarter last year.

At the quarter-end, we had approximately 664,000 cable households, or 14% of our cable customer base, with at least one Virgin Mobile contract, which is up 21% since the start of the year. These homes had around 933,000 contract mobiles, or 1.4 per cable household, and represent around 66% of all contract subscribers. We also estimate we have a further 160,000 cable households with at least one of our prepay phones, meaning total mobile penetration of the cable base is around 17%, leaving a significant growth opportunity to cross-sell to the remaining 83%.

Quad-play penetration, where a household takes all three cable products and at least one mobile phone service, increased to around 13.7%, compared to around 11.8% at the beginning of the year. We have approximately 658,300 quad-play customers, which is up by approximately 74,000 net customers or 13% from the start of the year.

Mobile revenue fell by 1.6% (£2.3m) in the quarter. This was principally due to regulatory changes to mobile termination rates in April 2011, which reduced the amount of inbound mobile revenue we received by approximately £6m, as compared to the third quarter last year. Mobile revenue would have increased by approximately 2.6%, stripping out this regulatory factor. Due to an approximate £6m associated reduction in interconnect costs for our own mobile and fixed line businesses from these rates changes, the impact on group OCF was neutral.

Following the formation of Everything Everywhere, we recently launched a new initiative to give all our mobile customers access to the Orange mobile network in addition to the T-Mobile network they already use. This will enhance coverage for customers in those areas of the country where the T-Mobile network is unavailable, and give our mobile customers access to the network with the widest coverage in the country.

Growing Business Data

Virgin Media Business is pursuing its strategy to increase market share by focusing on growth in business data and leveraging our unique asset — a fibre optic network that passes more than half of all UK businesses. As a result, we’re continuing to see strong growth in retail data, up 13.5% year-on-year. Business revenue in total was up 4.4% for the first nine months and up 1.2% for the third quarter. Landmark deals signed earlier in the year, such as MBNL, are now starting to install and drive revenues in the fourth quarter. Combined with our strong order book, we expect better year-on-year revenue growth in the fourth quarter.

In August, we announced a contract with MBNL worth over £100m revenue to provide a synchronous Ethernet mobile backhaul service over an eight year period. MBNL is a joint venture company owned by Three and Everything Everywhere. The explosion of mobile data traffic through the use of smart-phones and similar devices is placing pressure on mobile networks. The mobile sector remains a significant commercial opportunity for Virgin Media Business, as over half of UK cell sites are on our network and we currently have a very low market share in this sector.

In September, Virgin Media Business launched its first cloud product, partnering with Savvis, a CenturyLink Company, to deliver a Virtual Private Data Centre. The combined proposition addresses the acknowledged barriers to the adoption of cloud services by enterprises; these being security and reliability. The proposition also leverages the network asset and will support the growth of retail data as organizations use the network to access their cloud services wherever they are located within the UK.

Several new significant deals were signed in the quarter, including IT Professional Services Newcastle (ITPS) and Lancashire and Cumbria Primary Care Trust. ITPS is harnessing the power of our data centre backhaul proposition to give its customers super-fast, resilient access to its data centre services. The upgrade, delivering carrier grade speeds of up to 10Gb, connects ITPS’ multiple data centres and will provide ITPS customers with a highly flexible and reliable platform giving access to their information without delay, wherever they are and whenever they need it.

Patients across Lancashire and Cumbria will also benefit from Telestroke, an innovative new service designed to transform the diagnosis process for patients showing signs of an acute stroke. Using a new high-speed, fibre optic network from Virgin Media Business, 15 specialist doctors will now use video conferencing to assess out-of-hours patients directly from their homes.

Sale of UKTV

At the end of the quarter we completed the disposal of our ownership interest in and related loans to the companies that comprise UKTV to Scripps Networks Interactive, Inc. We received a total of approximately £348m cash including a quarterly dividend and other closing transactions.

Capital Return Programme Update

In July 2011, we announced a second phase capital return programme of up to £850m. This consists of up to £625m of share buybacks and up to £225m in transactions relating to our debt and convertible debt, which may be effected through open market, privately negotiated, and/or derivative transactions until the end of 2012.

Following the sale of UKTV, we are today announcing our intention to expand the capital return programme by up to a further £250m of share buybacks from the proceeds of the sale by the end of 2012, in addition to the £625m announced in July. Combined with our previous capital return programme, this takes the cumulative total for expected share buybacks to £1.25bn from mid-2010 to the end of 2012.

During August, we repurchased approximately 5.1m shares in the open market at a cost of £78m. In September, we entered into a $250m capped accelerated stock repurchase programme with Goldman, Sachs & Co, for a sterling cost of £157m under which we have received approximately 9.1m shares thus far. The final number of shares that we will ultimately repurchase under the capped accelerated stock repurchase programme will be determined on or before December 8, 2011.

Therefore, we currently have £641m of remaining share buybacks authorized to the end of 2012, which represents approximately 12% of our current equity market capitalization.

As at September 30, 2011, we had 300.8m shares outstanding.

We remain on track to achieve our long-term net leverage target of approximately 3.0x Net Debt to OCF(5) over the next one to two years as previously announced. Net Debt to OCF fell in the quarter to 3.4x.

The open market, privately negotiated and derivative transactions described above may be implemented by brokers for the company within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The stock so reacquired will be held in treasury or cancelled. Also, in connection with certain derivative and accelerated buyback transactions, the associated counterparties may hedge their liabilities through transactions in our common stock.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011

Comparisons of financial and operating statistics are to the third quarter of 2010, unless otherwise stated.

TOTAL REVENUE

Total revenue in the third quarter was up 2.2% to £1.0 billion, as growth in consumer segment cable revenue and business segment revenue were partially offset by reductions in mobile and non-cable revenue in the consumer segment.

CONSUMER SEGMENT

Cable

Cable revenue in the third quarter was up 3.4% at £685.0m, reflecting 3.2% growth in cable ARPU to £47.86 and 0.2% growth in the cable customer base.

Customer net additions were 6,300 compared to 14,100 in the same quarter last year. Gross customer additions in the third quarter were up 3.2% at 243,700. Average monthly churn was up from 1.6% to 1.7%.

Mobile

Mobile revenue in the quarter was £141.2m, down 1.6% primarily due to the regulated change in mobile termination rates that reduced our inbound mobile revenue by approximately £6m.

Contract net additions for the quarter were 74,800 and at the quarter-end we had 1.42 million contract subscribers. This represents growth of 23.1% in contract subscribers over the last year.

The number of prepay net disconnections in the quarter was 138,300, up from 63,900 in the same quarter last year. The loss of prepay subscribers reflects our strategy of focusing on contract customers with a higher lifetime value.

Non-cable

Non-cable revenue in the quarter was down 1.5% at £19.8m mainly due to a reduction in the customer base.

BUSINESS SEGMENT

Business revenue in the quarter was £154.0m, up 1.2%, mainly due to growth in retail data revenue offset by lower voice and wholesale revenue. Retail data revenue was up 13.5% to £69.3m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products. Retail voice revenue was down 8.5% to £37.7m as a result of declining telephony usage and pricing. Wholesale data revenue was down 4.3% at £33.4m and wholesale voice revenue was down £1.7m at £4.0m. Local Area Network Solutions revenue was up 3.2% at £9.6m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £401.7m in the quarter, up 1.5% as lower network and other operating costs were offset by higher consumer and business cost of sales. Network and other operating costs decreased primarily due to a reduction in network related facilities costs of £8.0m resulting from accrual adjustments in connection with a review of our property portfolio. SG&A increased by 2.3% to £200.0m for the quarter, mainly due to increased marketing which was up by £9.7m.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF increased 2.8% to £398.3m in the quarter, mainly due to the growth in revenue, partially offset by increased operating costs and SG&A.

OPERATING INCOME

Operating income in the quarter was £128.4m, up 26% mainly due to improved operating results as described above and reduced depreciation and amortization.

Depreciation expense was down 3.6% at £235.6m primarily as a result of certain fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets. Amortization expense was £28.1m, down 23% mainly due to the cessation of amortization of certain intangible assets that have become fully amortized.

NET LOSS FROM CONTINUING OPERATIONS

Net loss from continuing operations for the quarter was £73.8m compared to net income from continuing operations of £27.6m in Q3 last year. The decline was mainly due to increased losses on derivative instruments, foreign currency losses, loss on extinguishment of debt, and reduced income tax benefit, partially offset by increased operating income and reduced interest expense.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(6) in the quarter were up 5.2% at £183.4m mainly due to increased expenditure on scaleable infrastructure and commercial (business division) partially offset by reduced spend on consumer premise equipment (CPE). As we began the roll-out of our new TiVo service, the initial phase of set top boxes was financed using operating leases from one of our suppliers. Therefore the cost of these boxes was not included in CPE within fixed asset additions (accrual basis). Following the initial success of TiVo we are evaluating the opportunity to accelerate the roll-out and are considering different financing options.

The total purchase of fixed assets and intangible assets was up 3.5% at £155.7m mainly due to an increase in fixed asset additions and a £40.1m reduction in fixed assets acquired under capital leases, partially offset by changes in liabilities related to fixed asset additions.

The total purchase of fixed assets and intangible assets was 15.6% and 16.1% as a percentage of revenue for the quarter and nine months, respectively.

FREE CASH FLOW

Free Cash Flow for the quarter was up 13.5% to £135.5m mainly due to higher OCF and lower net interest expense, partially offset by higher total purchase of fixed assets and intangible assets. Net cash provided by operating activities was down 7.1% at £297.0m mainly due to the settlement of restructuring accruals along with higher cash interest costs.

DEBT

As of September 30, 2011, long term debt, net of £112m current portion, was £5,718m. Total debt consisted of £800m outstanding under our Senior Credit Facility, £1,720m of Senior Notes, £2,550m of Senior Secured Notes, £545m of Convertible Senior Notes and £214m of capital leases and other indebtedness. Cash and cash equivalents were £438m. Net debt(7) was £5,391m at the quarter-end.

During the quarter, we used £290m of cash on our balance sheet along with gains received from derivative instruments to retire our $550m 9.125% 2016 notes, further reducing both total debt and future interest expense.

Interest expense in the third quarter was £107.6m, down 9.0% due to a lower level of debt and lower average rate interest rates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “think”, “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of rapid and significant technological changes on our businesses;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  our reliance on our use of the “Virgin” name and logo and any adverse publicity generated by other users of the “Virgin” name and logo;

•                  the ability to manage customer churn;

•                  general economic conditions;

•                  the ability to provide attractive programming at a reasonable cost;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•      the effect of a decline in fixed line telephony usage and revenues;

•                  our reliance on third parties to distribute our mobile telephony products;

•                  the functionality or market acceptance of new products;

•                  tax risks;

•                  our reliance on Everything Everywhere to carry our mobile voice and non-voice services;

•                  the ability to effectively manage complaints, litigation and adverse publicity;

•                  our ability to retain key personnel;

•                  changes in laws, regulations or governmental policy;

•                  capacity limits on our network; and

•                  the ability to comply with restrictive covenants in our indebtedness agreements

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 30, 2010, or the 2010 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 22, 2011. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF,  is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Following detailed work to reconcile our mobile customer database to our cable customer database, we have restated upwards the number of contract mobiles in cable homes for all periods since December 31, 2010. Figures prior to this date are not available.

(4)  Gross margin is revenue less operating costs.

(5) Net Debt to OCF is Net Debt divided by OCF for the quarter multiplied by four. Net Debt to OCF is a non-GAAP financial measure.

(6) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

(7) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

Appendices:

A)	Financial Statements
• Condensed Consolidated Statements of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
• Quarterly Condensed Consolidated Statements of Operations
• Additional Quarterly Condensed Consolidated Statements Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E)	Fixed Asset Additions (Accrual Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue	£1,000.0	£978.4	£2,968.1	£2,872.0

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	401.7	395.6	1,202.7	1,166.5
Selling, general and administrative expenses	200.0	195.5	598.9	598.9
Restructuring and other charges	6.2	4.5	7.7	11.4
Depreciation	235.6	244.4	694.6	733.4
Amortization	28.1	36.7	90.3	110.9
	871.6	876.7	2,594.2	2,621.1
Operating income	128.4	101.7	373.9	250.9

Other income (expense)
Interest expense	(107.6)	(118.2)	(335.3)	(359.1)
Loss on extinguishment of debt	(18.3)	—	(47.2)	(70.0)
Share of income from equity investments	3.6	6.7	18.6	21.4
Loss on disposal of equity investments	(8.0)	—	(8.0)	—
Loss on derivative instruments	(59.3)	(24.7)	(40.5)	(52.9)
Foreign currency (loss) gain	(13.0)	43.6	0.8	(33.9)
Interest income and other, net	0.5	0.8	83.8	4.7
(Loss) income from continuing operations before income taxes	(73.7)	9.9	46.1	(238.9)
Income tax (expense) benefit	(0.1)	17.7	(17.2)	34.7
(Loss) income from continuing operations	(73.8)	27.6	28.9	(204.2)
Income (loss) on discontinued operations, net of tax	—	14.2	(1.2)	25.7
Net (loss) income	£(73.8)	£41.8	£27.7	£(178.5)

Per share amounts
(Loss) income from continuing operations
Basic earnings per share	£(0.24)	£0.08	£0.09	£(0.62)

Diluted earnings per share	£(0.24)	£0.08	£0.09	£(0.62)

Net (loss) income
Basic earnings per share	£(0.24)	£0.13	£0.09	£(0.54)

Diluted earnings per share	£(0.24)	£0.13	£0.09	£(0.54)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.12	$0.12

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	£438.3	£479.5
Restricted cash	2.2	2.2
Accounts receivable - trade, less allowances for doubtful accounts of £9.9 (2011) and £6.4 (2010)	428.4	431.2
Inventory for resale	20.1	26.4
Derivative financial instruments	18.0	0.8
Prepaid expenses and other current assets	89.5	89.0
Total current assets	996.5	1,029.1
Fixed assets, net	4,612.6	4,763.1
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Intangible assets, net	28.1	118.4
Equity investments	—	359.2
Derivative financial instruments	348.0	394.6
Deferred financing costs, net of accumulated amortization of £40.3 (2011) and £23.8 (2010)	79.0	98.6
Other assets	51.7	52.7
Total assets	£8,133.4	£8,833.2

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£296.3	£295.9
Accrued expenses and other current liabilities	358.2	391.5
Derivative financial instruments	24.4	13.3
Restructuring liabilities	37.6	57.6
VAT and employee taxes payable	77.7	88.6
Interest payable	115.2	126.5
Deferred revenue	313.8	301.7
Current portion of long term debt	111.5	222.1
Total current liabilities	1,334.7	1,497.2
Long term debt, net of current portion	5,717.9	5,798.3
Derivative financial instruments	63.9	62.0
Deferred revenue and other long term liabilities	188.8	207.9
Deferred income taxes	—	3.2
Total liabilities	7,305.3	7,568.6

Commitments and contingent liabilities
Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2011 and 2010) shares; issued and outstanding 300.8 (2011) and 322.0 (2010) shares	1.6	1.8
Additional paid-in capital	4,051.3	4,375.2
Accumulated other comprehensive income	52.5	86.5
Accumulated deficit	(3,277.3)	(3,198.9)
Total shareholders’ equity	828.1	1,264.6
Total liabilities and shareholders’ equity	£8,133.4	£8,833.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Nine months ended September 30,
	2011	2010

Operating activities:
Net income (loss)	£27.7	£(178.5)
Loss (income) loss from discontinued operations	1.2	(25.7)
Income (loss) from continuing operations	28.9	(204.2)

Adjustments to reconcile income (loss) from continuing operations to net cash provided provided by operating activities:
Depreciation and amortization	784.9	844.3
Non-cash interest.	14.1	31.6
Non-cash compensation	17.2	21.4
Loss on extinguishment of debt, net of prepayment premiums	31.7	70.1
Income from equity accounted investments, net of dividends received	(0.6)	(6.8)
Unrealized losses on derivative instruments	29.6	124.5
Unrealized foreign currency losses (gains)	0.3	(87.9)
Loss on disposal of equity investments	8.0	—
Income taxes	21.7	(13.9)
Other	5.3	0.3
Changes in operating assets and liabilities, net of effect from business disposals:	(86.4)	(7.1)
Net cash provided by operating activities	854.7	772.3

Investing activities:
Purchase of fixed and intangible assets	(479.3)	(478.0)
Proceeds from sale of fixed assets	1.5	35.8
Principal repayments on loans to equity investments	108.2	15.0
Acquisitions, net of cash acquired	(14.6)	—
Disposal of equity investments, net	241.0	—
Disposal of businesses, net	—	160.0
Other	2.5	2.3
Net cash used in investing activities	(140.7)	(264.9)

Financing activities:
New borrowings, net of financing fees	977.2	3,072.1
Repurchase of common stock	(447.0)	(122.5)
Proceeds from employee stock option exercises	14.4	9.9
Principal payments on long term debt and capital leases	(1,328.4)	(3,225.9)
Proceeds from settlement of cross currency interest rate swaps	65.5	—
Dividends paid	(23.7)	(26.0)
Net cash used in financing activities	(742.0)	(292.4)

Cash flow from discontinued operations:
Net cash used in operating activities	(10.4)	(37.9)
Net cash used in discontinued operations	(10.4)	(37.9)

Effect of exchange rate changes on cash and cash equivalents	(2.8)	2.2
(Decrease) increase in cash and cash equivalents	(41.2)	179.3
Cash and cash equivalents, beginning of period	479.5	430.5
Cash and cash equivalents, end of period	£438.3	£609.8

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£324.5	£331.4

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Revenue	£1,000.0	£985.8	£982.3	£1,003.8	£978.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	401.7	389.9	411.1	408.5	395.6
Selling, general and administrative expenses	200.0	203.8	195.1	191.7	195.5
Restructuring and other charges	6.2	(1.1)	2.6	41.6	4.5
Depreciation	235.6	230.2	228.8	254.3	244.4
Amortization	28.1	28.1	34.1	36.7	36.7
Total costs and expenses	871.6	850.9	871.7	932.8	876.7
Operating income	128.4	134.9	110.6	71.0	101.7
Other income (expense)
Interest expense	(107.6)	(113.1)	(114.6)	(118.7)	(118.2)
Loss on extinguishment of debt	(18.3)	(10.8)	(18.1)	—	—
Share of income from equity investments	3.6	6.8	8.2	2.6	6.7
Loss on sale of equity investments	(8.0)	—	—	—	—
(Loss) gain on derivative instruments	(59.3)	(9.2)	28.0	(12.7)	(24.7)
Foreign currency (losses) gains	(13.0)	5.9	7.9	(0.2)	43.6
Interest income and other, net	0.5	81.6	1.7	3.6	0.8
(Loss) income from continuing operations before income taxes	(73.7)	96.1	23.7	(54.4)	9.9
Income tax (expense) benefit	(0.1)	2.1	(19.2)	89.4	17.7
(Loss) income from continuing operations	(73.8)	98.2	4.5	35.0	27.6
Discontinued operations
(Loss) gain on disposal, net of tax	—	—	(1.2)	4.8	14.4
Loss from discontinued operations, net of tax	—	—	—	(2.7)	(0.2)
(Loss) income on discontinued operations, net of tax	—	—	(1.2)	2.1	14.2
Net (loss) income	£(73.8)	£98.2	£3.3	£37.1	£41.8

Per share amounts
(Loss) income from continuing operations
Basic earnings per share	£(0.24)	£0.31	£0.01	£0.11	£0.08

Diluted earnings per share	£(0.24)	£0.30	£0.01	£0.11	£0.08

Net (loss) income
Basic earnings per share	£(0.24)	£0.31	£0.01	£0.12	£0.13

Diluted earnings per share	£(0.24)	£0.30	£0.01	£0.12	£0.13

Average number of shares outstanding	310.4	315.6	320.5	322.4	325.6

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Operating activities
Net (loss) income	£(73.8)	£98.2	£3.3	£37.1	£41.8
Loss (income) on discontinued operations	—	—	1.2	(2.1)	(14.2)
(Loss) income from continuing operations	(73.8)	98.2	4.5	35.0	27.6

Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	263.7	258.3	262.9	291.0	281.1
Non-cash interest	19.7	(8.0)	2.4	8.5	34.2
Non-cash compensation	2.9	7.3	7.0	8.0	6.2
Loss on extinguishment of debt, net of prepayment premiums	2.8	10.8	18.1	—	—
Income from equity accounted investments, net of dividends received	0.9	0.2	(1.7)	(2.5)	(0.7)
Unrealized losses (gains) on derivative instruments	53.4	6.3	(30.1)	9.3	18.3
Loss on disposal of equity investments	8.0	—	—	—	—
Foreign currency losses (gains)	13.2	(6.2)	(6.7)	(1.4)	(43.4)
Income taxes	1.5	(0.7)	20.9	(87.2)	(3.7)
Other	1.9	3.5	(0.1)	0.2	0.7
Changes in operating assets and liabilities	2.8	(83.6)	(5.6)	4.4	(0.7)
Net cash provided by operating activities	297.0	286.1	271.6	265.3	319.6

Investing activities
Purchase of fixed and intangible assets	(155.7)	(160.3)	(163.3)	(150.4)	(150.5)
Proceeds from the sale of fixed assets	0.3	0.5	0.7	0.2	35.2
Principal repayments (drawdowns) on loans to equity investments	88.8	11.0	8.4	(6.6)	2.5
Acquisitions, net of cash acquired	(0.3)	(14.3)	—	—	—
Disposal of equity investments, net	241.0	—	—	—	—
Disposal of businesses, net	—	—	—	7.4	160.0
Other	—	2.3	0.2	2.9	1.4
Net cash provided by (used in) investing activities	174.1	(160.8)	(154.0)	(146.5)	48.6

Financing activities
New borrowings, net of financing fees	49.6	(10.1)	937.7	(0.1)	(0.6)
Repurchase of common stock	(234.2)	(92.8)	(120.0)	(39.0)	(122.5)
Purchase of conversion hedges	—	—	—	(205.4)	—
Proceeds from employee stock option exercises	8.5	4.5	1.4	7.1	3.1
Principal payments on long term debt and capital leases	(372.5)	(40.4)	(915.5)	(13.9)	(15.6)
Proceeds from settlement of cross currency interest rate swaps	65.5	—	—	—	—
Dividends paid	(7.9)	(7.8)	(8.0)	(8.1)	(8.2)
Net cash used in financing activities	(491.0)	(146.6)	(104.4)	(259.4)	(143.8)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	—	(3.9)	(6.5)	7.8	(27.5)
Net cash (used in) provided by discontinued operations	—	(3.9)	(6.5)	7.8	(27.5)

Effect of exchange rate changes on cash and cash equivalents	—	0.7	(3.5)	2.5	(2.0)
(Decrease) increase in cash and cash equivalents	(19.9)	(24.5)	3.2	(130.3)	194.9
Cash and cash equivalents at beginning of period	458.2	482.7	479.5	609.8	414.9
Cash and cash equivalents at end of period	£438.3	£458.2	£482.7	£479.5	£609.8

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£88.9	£123.2	£112.4	£107.4	£83.3

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Revenue
Consumer segment
Cable	£685.0	£682.3	£666.0	£682.8	£662.6
Mobile	141.2	132.6	136.9	148.3	143.5
Non-cable	19.8	19.7	20.3	20.7	20.1
Total	846.0	834.6	823.2	851.8	826.2
Business segment
Business	154.0	151.2	159.1	152.0	152.2

Total revenue	£1,000.0	£985.8	£982.3	£1,003.8	£978.4

Segment contribution
Consumer segment	£493.5	£494.5	£485.0	£511.6	£500.9
Business segment	90.1	91.8	92.6	90.0	89.1
Total segment contribution	583.6	586.3	577.6	601.6	590.0
Other operating and corporate costs	185.3	194.2	201.5	198.0	202.7
OCF (1)	398.3	392.1	376.1	403.6	387.3
Depreciation	235.6	230.2	228.8	254.3	244.4
Amortization	28.1	28.1	34.1	36.7	36.7
Restructuring and other charges	6.2	(1.1)	2.6	41.6	4.5
Consolidated operating income	£128.4	£134.9	£110.6	£71.0	£101.7

(1)          OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Costs and expenses
Operating costs
Consumer cost of sales	£261.4	£254.7	£263.0	£266.0	£250.1
Business cost of sales	47.2	42.2	51.3	44.8	46.8
Network and other operating costs (1)	93.1	93.0	96.8	97.7	98.7
Total operating costs	£401.7	£389.9	£411.1	£408.5	£395.6

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£109.2	£116.3	£117.6	£119.7	£112.8
Marketing costs (3)	46.4	42.2	35.2	32.6	36.7
Facilities (4)	14.3	13.3	14.5	8.3	15.9
Other (5)	30.1	32.0	27.8	31.1	30.1
Total selling, general and administrative expenses	£200.0	£203.8	£195.1	£191.7	£195.5

(1)          Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)          Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)          Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)          Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)          Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Consumer products (1)
Opening products	13,752.8	13,736.6	13,607.9	13,486.5	13,386.6
Net product adds (2)	74.9	16.2	128.7	121.4	99.9
Closing Consumer products	13,827.7	13,752.8	13,736.6	13,607.9	13,486.5

Consumer products (1)
Telephone
Cable	4,141.0	4,155.0	4,180.9	4,161.7	4,161.0
Non-cable	169.7	169.0	170.7	169.6	161.2
	4,310.7	4,324.0	4,351.6	4,331.3	4,322.2

Television	3,762.0	3,767.7	3,788.9	3,778.8	3,766.7
Digital TV	3,749.5	3,753.9	3,772.3	3,759.6	3,745.9
Analogue TV	12.5	13.8	16.6	19.2	20.8

Broadband
Cable	4,072.9	4,048.6	4,061.2	4,011.1	3,969.8
Non-cable	260.7	265.9	271.4	275.9	273.1
	4,333.6	4,314.5	4,332.6	4,287.0	4,242.9
Mobile (1)
Contract	1,421.4	1,346.6	1,263.4	1,210.8	1,154.7

Total Consumer products	13,827.7	13,752.8	13,736.6	13,607.9	13,486.5

Net Consumer product (disconnects) adds (1) (2)
Telephone
Cable	(14.0)	(26.0)	19.2	0.7	(14.3)
Non-cable	0.7	(1.7)	1.1	8.4	6.8
	(13.3)	(27.7)	20.3	9.1	(7.5)

Television	(5.7)	(21.2)	10.1	12.1	14.8
Digital TV	(4.4)	(18.4)	12.7	13.7	17.2
Analogue TV	(1.3)	(2.8)	(2.6)	(1.6)	(2.4)

Broadband
Cable	24.3	(12.6)	50.1	41.3	33.8
Non-cable	(5.2)	(5.5)	(4.5)	2.8	1.3
	19.1	(18.1)	45.6	44.1	35.1
Mobile (1)
Contract	74.8	83.2	52.6	56.1	57.5

Net Consumer product adds in period	74.9	16.2	128.6	121.4	99.9

(1)          The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described in table C4. Mobile contract includes both mobile broadband and mobile service contracts.

(2)          During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Customers
Opening Customers	4,784.3	4,820.3	4,800.1	4,783.0	4,768.9
Gross adds	243.7	169.8	191.8	206.6	236.0
Gross disconnects (1)	(237.4)	(205.8)	(171.6)	(189.5)	(221.9)
Net customer (disconnects) adds	6.3	(36.0)	20.2	17.1	14.1
Closing Customers	4,790.6	4,784.3	4,820.3	4,800.1	4,783.0

Monthly Cable customer churn %	1.7%	1.4%	1.2%	1.3%	1.6%

Products
Opening products	11,971.3	12,031.0	11,951.6	11,897.5	11,863.2
Net product (disconnects) adds (1)	4.6	(59.7)	79.4	54.1	34.3
Closing products	11,975.9	11,971.3	12,031.0	11,951.6	11,897.5

Net product (disconnects) adds
Telephone	(14.0)	(26.0)	19.2	0.7	(14.3)
Television	(5.7)	(21.2)	10.1	12.1	14.8
DTV	(4.4)	(18.4)	12.7	13.7	17.2
ATV	(1.3)	(2.8)	(2.6)	(1.6)	(2.4)
Broadband	24.3	(12.6)	50.1	41.3	33.8
Total Net product (disconnects) adds (1)	4.6	(59.8)	79.4	54.1	34.3

Products
Telephone	4,141.0	4,155.0	4,180.9	4,161.7	4,161.0
Television	3,762.0	3,767.7	3,788.9	3,778.8	3,766.7
DTV	3,749.5	3,753.9	3,772.3	3,759.6	3,745.9
ATV	12.5	13.8	16.6	19.2	20.8
Broadband	4,072.9	4,048.6	4,061.2	4,011.1	3,969.8
Total products	11,975.9	11,971.3	12,031.0	11,951.6	11,897.5

Products / Customer	2.50	2.50	2.50	2.49	2.49

Bundled Customers
Dual products	1,069.7	1,077.4	1,094.2	1,103.1	1,120.8
Triple products	3,057.8	3,054.7	3,058.2	3,024.2	2,996.9
Percentage of dual or triple products	86.2%	86.4%	86.1%	86.0%	86.1%
Percentage of triple products	63.8%	63.8%	63.4%	63.0%	62.7%

Cable ARPU (2)	£47.86	£47.35	£46.16	£47.51	£46.38
ARPU calculation:
Cable revenue (millions)	£685.0	£682.3	£666.0	£682.8	£662.6
Average customers	4,771.5	4,802.6	4,809.0	4,790.0	4,763.4

(1)        During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

(2)        Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Customers
Opening Customers	266.4	272.7	276.7	274.0	272.6
Net customer (disconnects) adds	(5.1)	(6.3)	(4.0)	2.7	1.4
Closing Customers	261.3	266.4	272.7	276.7	274.0

Products
Opening products
Telephone	169.0	170.7	169.6	161.2	154.4
Broadband	265.9	271.4	275.9	273.1	271.8
	434.9	442.1	445.5	434.3	426.2

Net product adds (disconnects)
Telephone	0.7	(1.7)	1.1	8.4	6.8
Broadband	(5.2)	(5.5)	(4.5)	2.8	1.3
	(4.5)	(7.2)	(3.4)	11.2	8.1

Closing products
Telephone	169.7	169.0	170.7	169.6	161.2
Broadband	260.7	265.9	271.4	275.9	273.1
	430.4	434.9	442.1	445.5	434.3

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Contract Customers (1)(2)
Opening Contract Customers	1,346.6	1,263.4	1,210.8	1,154.7	1,097.2
Net contract customer adds	74.8	83.2	52.6	56.1	57.5
Closing Contract Customers (1)	1,421.4	1,346.6	1,263.4	1,210.8	1,154.7

Prepay Customers (2)
Opening Prepay Customers	1,705.2	1,737.8	1,858.1	1,912.3	1,976.2
Net prepay customer disconnects	(138.3)	(32.6)	(120.3)	(54.2)	(63.9)
Closing Prepay Customers	1,566.9	1,705.2	1,737.8	1,858.1	1,912.3

Total Closing Customers (2)	2,988.3	3,051.8	3,001.2	3,068.9	3,067.0

Mobile ARPU (3)	£15.22	£14.27	£14.70	£15.16	£15.01
ARPU calculation:
Service revenue (millions)	£138.1	£129.3	£133.4	£138.7	£138.6
Average customers	3,022.9	3,022.5	3,023.8	3,050.0	3,077.7

(1)          Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)          Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)          Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)    FREE CASH FLOW CALCULATION
(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	398.3	392.1	376.1	403.6	387.3
Purchase of fixed and intangible assets	(155.7)	(160.3)	(163.3)	(150.4)	(150.5)
Interest expense (net) (1)	(107.1)	(109.1)	(112.9)	(115.1)	(117.4)

Free Cash Flow (FCF)	135.5	122.7	99.9	138.1	119.4

(1)          For the three months ended June 30, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

	Nine months ended
	September 30,	September 30,
	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,166.5	1,106.6
Purchase of fixed and intangible assets	(479.3)	(478.0)
Interest expense (net) (1)	(329.1)	(354.4)

Free Cash Flow (FCF)	358.1	274.2

(1)          For the nine months ended September 30, 2011 interest expense (net) is shown exclusive of a VAT refund of £77.6 million, which is included within Interest income and other, net in the condensed consolidated statement of operations.

E)    FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. Certain NCTA Fixed Asset Additions have been adjusted to reclassify additions from upgrade/rebuild to scaleable infrastructure and commercial in order to conform with the current quarter’s presentation. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

NCTA Fixed Asset Additions
Customer premises equipment (CPE)	54.6	64.1	70.8	50.9	65.8
Scaleable infrastructure	62.7	55.7	60.0	46.4	52.5
Commercial	34.2	27.3	22.9	20.4	23.1
Line extensions	4.7	4.3	3.0	1.0	2.9
Upgrade/rebuild	6.3	3.8	3.6	3.0	4.1
Support capital	20.0	19.5	16.7	18.4	25.5
Total NCTA Fixed Asset Additions	182.5	174.6	176.9	140.1	174.0
Non NCTA Fixed Asset Additions	0.9	0.7	0.4	1.2	0.3
Total Fixed Asset Additions (Accrual Basis)	183.4	175.3	177.3	141.3	174.3

Fixed assets acquired under capital leases	(0.7)	(6.3)	(23.0)	(23.9)	(40.8)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(27.0)	(8.7)	9.0	33.0	17.0
Total Purchase of Fixed and Intangible Assets	155.7	160.3	163.3	150.4	150.5

Comprising:
Purchase of Fixed Assets	155.7	160.3	163.3	150.4	150.5
Purchase of Intangible Assets	—	—	—	—	—
	155.7	160.3	163.3	150.4	150.5

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net Debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and fixed asset additions (accrual basis) and Net Debt to their nearest measure of financial performance in accordance with GAAP.

Reconciliations of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	398.3	392.1	376.1	403.6	387.3

Reconciling items
Depreciation and amortization	(263.7)	(258.3)	(262.9)	(291.0)	(281.1)
Restructuring and other charges	(6.2)	1.1	(2.6)	(41.6)	(4.5)
Operating income	128.4	134.9	110.6	71.0	101.7

(in £ millions) (unaudited)

	Nine months ended
	September 30,	September 30,
	2011	2010

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,166.5	1,106.6

Reconciling items
Depreciation and amortization	(784.9)	(844.3)
Restructuring and other charges	(7.7)	(11.4)
Operating income	373.9	250.9

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Free Cash Flow (FCF)	135.5	122.7	99.9	138.1	119.4

Reconciling items (see Note below):
Purchase of fixed and intangible assets	155.7	160.3	163.3	150.4	150.5
Changes in operating assets and liabilities	2.8	(83.6)	(5.6)	4.4	(0.7)
Non-cash compensation	2.9	7.3	7.0	8.0	6.2
Non-cash interest	19.7	(8.0)	2.4	8.5	34.2
Share of net income of affiliates	4.5	7.0	6.5	0.1	6.0
Realized foreign exchange gains (losses)	0.2	(0.3)	1.2	(1.6)	0.2
Realized losses on derivatives	(5.9)	(2.9)	(2.1)	(3.4)	(6.4)
Restructuring and other charges	(6.2)	1.1	(2.6)	(41.6)	(4.5)
Income taxes	1.4	1.4	1.7	2.2	14.0
Other (1)	(13.6)	81.1	(0.1)	0.2	0.7
Net cash provided by operating activities	297.0	286.1	271.6	265.3	319.6

(1)          For the three months ended June 30, 2011 a VAT refund of £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations.

(in £ millions) (unaudited)

	Nine months ended
	September 30,	September 30,
	2011	2010

Free Cash Flow (FCF)	358.1	274.2

Reconciling items (see Note below):
Purchase of fixed and intangible assets	479.3	478.0
Changes in operating assets and liabilities	(86.4)	(7.1)
Non-cash compensation	17.2	21.4
Non-cash interest	14.1	31.6
Share of net income of affiliates	18.0	14.6
Realized foreign exchange (losses) gains	1.1	(121.8)
Realized (losses) gains on derivatives	(10.9)	71.6
Restructuring and other charges	(7.7)	(11.4)
Income taxes	4.5	20.8
Other (1)	67.4	0.4
Net cash provided by operating activities	854.7	772.3

(1)          For the nine months ended September 30, 2011 a VAT refund of £77.6 million is included in other, which is included within Interest income and other, net in the condensed consolidated statement of operations.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Fixed Asset Additions (Accrual Basis)	183.4	175.3	177.3	141.3	174.3

Fixed assets acquired under capital leases	(0.7)	(6.3)	(23.0)	(23.9)	(40.8)
Changes in liabilities related to fixed asset additions	(27.0)	(8.7)	9.0	33.0	17.0
Total Purchase of Fixed and Intangible Assets	155.7	160.3	163.3	150.4	150.5
Comprising:
Purchase of fixed assets	155.7	160.3	163.3	150.4	150.5
Purchase of intangible assets	—	—	—	—	—
	155.7	160.3	163.3	150.4	150.5

Reconciliation of Net Debt to GAAP long term debt (net of current portion)

(in £ millions) (unaudited)

	September 30,	September 30,
	2011	2010

Net debt	5,391.1	5,373.5

Current portion of long term debt	(111.5)	(218.0)
Cash & cash equivalents	438.3	609.8
Long term debt (net of current portion)	5,717.9	5,765.3

Net Debt / Annualized OCF

(in £ millions) (unaudited)

	Three months ended
	September 30,	September 30,
	2011	2010

Net debt	5,391.1	5,373.5

Quarterly OCF	398.3	387.3
Annualized OCF (OCFx4)	1,593.2	1,549.2
Net debt / Annualized OCF	3.4	3.5